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                                                                     EXHIBIT (a)

                              TGC INDUSTRIES, INC.

                       PREFERRED STOCK PURCHASE AGREEMENT

         THIS PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into effective as of the 12th day of February, 2004, by and among WEDGE ENERGY SERVICES, L.L.C., a Delaware limited liability company (the "Seller" or "WEDGE"), and the undersigned purchaser set forth on the signature page hereof (the "Purchaser") with respect to the sale by WEDGE to the Purchaser of the number of shares of 8-1/2% SENIOR CONVERTIBLE PREFERRED STOCK (the "Senior Preferred Stock") of TGC Industries, Inc., a Texas corporation (the "Company") as set forth adjacent to the Purchaser's signature on the signature page hereof.

         WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the shares of Senior Preferred Stock under terms and conditions set forth herein; and

         WHEREAS, Seller and Purchaser understand that the transaction pursuant to this Agreement is a part of the sale by WEDGE of all of its 3,024,264 shares of Senior Preferred Stock of the Company for a total cash consideration of $1,602,859.92 and that the Closing of the transaction pursuant to this Agreement will be conditioned on and simultaneous with the closing of the transactions for the sale by WEDGE to the other purchasers pursuant to Preferred Stock Purchase Agreements of like tenor to this Agreement.

         WHEREAS, WEDGE has entered into a Financial Advisory Services Agreement with Barrett Gardner Associates, Inc. ("Barrett Gardner") for Barrett Gardner to provide certain financial advisory services to assist WEDGE in connection with the sale of the Senior Preferred Stock for an advisory fee of $102,860.00 plus 17,304 shares of Common Stock of the Company, to be paid to Barrett Gardner by WEDGE at the Closing.

         NOW THEREFORE, in consideration of the foregoing and the covenants of the parties contained herein, it is hereby agreed as follows:

         1. Purchase and Sale of Senior Preferred Stock; Purchase Price. Subject to the terms and conditions set forth herein, at the Closing, as defined below, Seller will sell and Purchaser will purchase the number of shares of Senior Preferred Stock set forth adjacent to the Purchaser's signature on the signature page hereof at the purchase price set forth on the signature page hereof, which represents a purchase price of fifty three cents ($0.53) per share of Senior Preferred Stock (the "Purchase Price").

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         2.       Closing; Closing Deliveries. The closing of the purchase and sale of the Senior Preferred Stock (the "Closing") should take place at the offices of Law, Snakard & Gambill, P.C., 1600 West Seventh Street, Suite 500, Fort Worth, Texas 76102, upon the execution and delivery of this Agreement by Seller and Purchaser and upon the execution and delivery of agreements of like tenor between WEDGE and the other purchasers for the sale and purchase, in the aggregate, of all of Seller's 3,024,264 shares of Senior Preferred Stock. At the Closing, the Seller shall deliver certificate(s) representing its shares of Senior Preferred Stock duly endorsed for transfer, against delivery by the Purchaser of the Purchase Price by Purchaser's check or by wire transfer. It is understood and agreed by Seller and Purchaser that the above deliveries of certificates representing the shares of Senior Preferred Stock and of the Purchase Price by check or wire transfer will be delivered pursuant to an Escrow Agreement entered into contemporaneously herewith between Seller, Purchaser, Barrett Gardner and Law, Snakard & Gambill, P.C., as escrow agent. (This Agreement and the Escrow Agreement may be referred to collectively as the "Transaction Documents").

         3. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that:

                  3.1 Power and Authority. Seller has all requisite power and authority, without restriction, to sell, transfer and deliver the shares of Senior Preferred Stock to Purchaser. All company actions on the part of Seller and it's officers and owners necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all of its obligations thereunder, and the delivery of the shares of Senior Preferred Stock have been taken, and each of the Transaction Documents has been duly and validly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms, except only as may be limited by the availability of equitable remedies and by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights generally.

                  3.2 Title. Seller is the record and beneficial owner of the shares of Senior Preferred Stock and has good title to the Senior Preferred Stock, and upon the sale, transfer and delivery to Purchaser of the Senior Preferred Stock at the Closing, Purchaser will obtain good title to such Senior Preferred Stock, free and clear of all liens, encumbrances, security interests, exceptions or claims of any nature whatsoever; and

                  3.3 No Conflicts. The execution and delivery by Seller of the Transaction Documents, and the consummation of the transactions contemplated thereby:

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                           (a)      do not violate or conflict with or
                           constitute a default under, or result in the creation of any security interest in or lien upon, the shares of Senior Preferred Stock, any agreement, security agreement, mortgage, or other instrument to which Seller is a party or by which it or the Preferred Stock is bound; or

                           (b) do not violate any statute, law, rule, or regulation or the order, writ, injunction, or decree of any court or governmental authority; or

                           (c) do not require the approval, authorization, or consent of any third party.

         4. Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Seller, as to and on behalf of itself only that:

                  4.1 Power and Authority. Purchaser has all requisite power and authority, without restriction, to perform its obligations under the Transaction Documents. All action on the part of Purchaser, necessary for the authorization, execution and delivery of the Transaction Documents, the performance by Purchaser of its obligations thereunder, and the delivery of the Purchase Price has been taken, and each of the Transaction Documents has been duly and validly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except only as may be limited by the availability of equitable remedies and by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights generally.

                  4.2 Purchase Entirely for Own Account. The Senior Preferred Stock is being acquired or will be acquired for the Purchaser's own account, not as a nominee or agent, and not with a view toward the resale or distribution of any part thereof. The Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Senior Preferred Stock. Purchaser expressly represents that he, she or it is not acting in the capacity as an "underwriter" as that term is defined in the Securities Act of 1933 (the "Securities Act"). The Purchaser understands that ownership of securities convertible into a class of registered securities under the Securities Act may be subject to certain federal reporting requirements as a result of such Purchaser being deemed a beneficial owner of a certain minimum amount of the Senior Preferred Stock and that such Purchaser may be subject to certain timely reporting requirements. Purchaser has obtained Purchaser's own independent legal counsel to assist in analyzing its reporting obligations under the Securities and Exchange Act of 1934

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         and Purchaser is not relying on any advice or input from Seller or its counsel for any securities matters.

                  4.3 Investment Experience. Purchaser is experienced in evaluating and investing in securities and acknowledges that he, she or it is able to fend for himself, herself or itself, can bear the economic risk of the investment, and has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the investment in the Senior Preferred Stock. The Purchaser is an "accredited investor" as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act.

                  4.4 No Reliance on Seller Regarding Investment. Purchaser acknowledges that Purchaser is making an independent investment decision based upon Purchaser's own gathering of information and analysis thereof, and is not relying upon information or analysis from Seller or upon any recommendation from Seller, with respect to the purchase of the Senior Preferred Stock. In this regard, Purchaser has independently obtained, reviewed and understands the designations, rights and preferences currently on file with the Texas Secretary of State applicable to the Senior Preferred Stock. Purchaser also understands that certain rights, duties and obligations contained in such designations by, or on behalf of WEDGE will not be applicable to Purchaser, and Purchaser has obtained Purchaser's own independent legal counsel to assist in analyzing same.

                  4.5 Restricted Securities. Purchaser understands that the Senior Preferred Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act of 1933 ("Securities Act") or an exemption from such registration requirement, and that absent an effective registration statement covering the Senior Preferred Stock or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. Furthermore, the Purchaser understands that the Senior Preferred Stock is being acquired from an "Affiliate" of the Company, as that term is defined under the Securities Act, and as such certain additional limitations on resale may be applicable to the Senior Preferred Stock or any shares convertible therefrom.

                  4.6 Legend. The certificate representing the Senior Preferred Stock which Purchaser will receive shall be endorsed with the legends set forth below, and Purchaser agrees that, except to the extent such restrictions are waived by the Company, Purchaser shall not transfer the Senior Preferred Stock without complying with the restrictions on transfer described in the first such legend set forth below:

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                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN
                  ACQUIRED FOR INVESTMENT ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE CORPORATION OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN DESIGNATIONS, RIGHTS AND PREFERENCES AS SET FORTH IN THE STATEMENT OF RESOLUTION ESTABLISHING THE 8-1/2% SENIOR CONVERTIBLE PREFERRED STOCK, AS AMENDED, OF TGC INDUSTRIES, INC. ON FILE WITH THE SECRETARY OF STATE OF THE STATE OF TEXAS.

         5.       Miscellaneous.

                  5.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

                  5.2 Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Texas, without giving effect to the conflicts of laws provisions thereof, and venue for the resolution of any disputes hereunder shall be had in the state and federal courts located in Tarrant County, Texas.

                  5.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  5.4 Entire Agreement; Amendments and Waivers. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and any term in this Agreement may be amended, and the observance of any term in this Agreement may be waived, only by an instrument in writing.

                  5.5 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or in any writing

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         delivered pursuant hereto or at the Closing, shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the second anniversary of the Closing date.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, as of the date first above set forth.

                                     SELLER

                                     WEDGE ENERGY SERVICES, L.L.C.

                                     By: _______________________________________
                                     Name: _____________________________________
                                     Title: ____________________________________

                                     PURCHASER

                                     ___________________________________________

                                     By: _______________________________________
                                     Name: _____________________________________
                                     Title: ____________________________________

Number of Shares of Senior Preferred Stock
purchased pursuant to this Agreement:                        __________________

Purchase Price: ($0.53 per Share)                            $_________________

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